Exhibit 99.1

Worldwide Headquarters		Steven Brazones
1200 Willow Lake Boulevard		Investor Relations
St. Paul, Minnesota 55110-5101		651-236-5158

NEWS	For Immediate Release	June 5, 2006

H.B. FULLER REACHES SETTLEMENT ON NUMEROUS PRODUCT LIABILITY CASES

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) reported today that it has entered into agreements to settle numerous construction product related liability claims thereby significantly reducing the number of such cases pending against the company.

In total, the company will pay up to $5.0 million to settle these product liability claims. The company’s insurance coverage is expected to contribute approximately $1.5 million of the total settlement amount. At the end of the first quarter, the company had reserves, net of insurance receivables, for these specific cases in the amount of $0.8 million. Consequently, in the second quarter the company will incur an additional pre-tax expense of approximately $2.7 million dollars. This amount may change slightly once the claims are verified and the final contribution from insurance is determined.

Including the impact of the aforementioned settlements, which will reduce diluted earnings per share by approximately $0.06, the company expects full-year diluted earnings per share to be between $2.49 and $2.59.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the Company’s acquisition of the European insulating glass sealant business; the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of April 7, 2006 and 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.